UNITED STATES
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SCHEDULE 14A

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Subject Company: Liberty Media Corporation
Commission File No. 001-35707

Excerpts of Liberty Media Corporation at the Morgan Stanley European Technology, Media & Telecom Conference, November 16, 2016

Benjamin Daniel Swinburne

Morgan Stanley, Research Division

Keeping on the theme of stewards of capital, you made a — you’ve announced the major acquisition, one of the larger ones that I can remember for Liberty, which is Formula One.

. . .

Few-stage deal, but maybe just at a high level, Greg, why is this an attractive asset? And when you’ve — today, it’s a $1 billion investment for you guys with a lot of leverage. So tell us why the market should be excited about this, why you’re excited about it.

Gregory B. Maffei

Chief Executive Officer, President, Director, Liberty Media Corporation

Well, let me first say the market has already gotten excited about it, so I’m happy with that.

Benjamin Daniel Swinburne

More excited than that.

Gregory B. Maffei

Yes, more excited. . . . The stock has traded up nicely from about $21 and change to $30-ish. I don’t know what it is today. And one of [Morgan Stanley’s] competitors recently put out a buy recommendation for $55. So considering we bought it for $21 in September, we feel pretty good about that.

. . .

Benjamin Daniel Swinburne

I want to go into some of the points you made on the business, Greg. So just going back to the deal financing. You have a margin loan that has been closed, I believe last week, but you also talked about raising capital from some third-party investments, including with the teams. Can you just talk about the process and what your...

Gregory B. Maffei

Yes. . . . We’re issuing stock to . . . CVC. CVC is deciding to monetize some of that stock and looking to do a placement of their shares, and that will be to the teams or potentially other investors. We’re not — our financing is . . . nowhere dependent upon teams buying stock and even us buying stock. That’s CVC stock that they’re getting, they agreed to take, they must be feeling pretty good about it. They agreed to take it at $21 and its trading at $30, so I’m not sure they’re unhappy with that prospect today. But to be clear, we’re not in any way dependent upon selling equity to the teams. We think — and the teams have expressed desire to be equity investors, and we think that’s interesting, but they will be buying stock that’s secondary stock of CVC, its in no way primary stock, our financing is not contingent upon it. I’ve read 5 articles that suggest as to how it’s contingent, that’s not so. So we’ll issue that stock because . . . we agreed to pay $1.1 billion of cash, we’ve already paid $800 [million]-ish of that. And with another $300 [million] to go, we’re fully financed for that incremental $300 [million], and we will issue the stock,

$3.3 billion at the $21 price, which will now clear up to about $4 billion to CVC and its fellow shareholders at the second close.

. . .

Benjamin Daniel Swinburne

Okay. And then lastly . . . this has been a very tax-efficient business. There are some, I think, changes being deliberated in the U.K. around tax structure. Can you just talk about the impacts that may have on the free cash flow conversion from EBITDA for Formula One going forward? Just about interest deductibility.

Gregory B. Maffei

Yes. . . . Delta Topco is a Jersey company. . . . And the structure is very efficient. We have assumed for our forecast it’s likely to remain efficient. Not quite as efficient as it is today, but the tax rate has been very low, and the structure, I think, is relatively secure, we’re comfortable with it. So I don’t think that’s going to change in any dramatic fashion. We’ll remain a very high free cash flow generator. EBITDA to free cash flow is a very effective transition, as I said, with low taxes and low CapEx.

. . .

[I]f I can add one more thought about the U.S. We have full basis in the asset, full ability to bring back dividends, so we’re very comfortable for our situation. The tax rate in the U.K., or rather in Jersey is quite good, and then what we’ve been putting basis in, I think we’re very comfortable in our ability to bring back capital.

Benjamin Daniel Swinburne

To buy back stock or whatever?

Gregory B. Maffei

Exactly, yes.

Benjamin Daniel Swinburne

I just want to ask you, the teams’ relationships because that’s the biggest cost item for the business. You mentioned it’s essentially tied to revenue. But you’ve also mentioned, and Chase talked about this last week, about trying to improve the competitive balance. Due to the things you and Chase would like to do to the agreements with the teams to make the sport more successful and you think there are impediments or maybe interest amongst the more successful teams in keeping the status quo and helping to navigate.

Gregory B. Maffei

First, the relationship with the teams is governed by an agreement called the Concorde Agreement that runs through 2020, but the status quo is likely to remain there without any changes. I think there has been general agreement that making the races more competitive, more ability to see changes mid-race and to have a balance is attractive, even among the teams that are winning. And Chase and others have conducted mostly discussions with Mercedes, Ferrari, the leading teams in terms of their revenue streams, Red Bull and all, I think there’s general agreement about that, and there are changes that could be done and will be done over time, but obviously, you’ve got to seek consensus. Teams have an enormous incentive to do the long-term work. And remember, the teams collect a portion of our revenue through the [Prize] money and the link in their revenue stream is up. But if you’re a leading team like Mercedes or Ferrari and — or Red Bull, enormous amount of value is really sponsorship that you get either indirectly or directly. If you’re Red Bull, you try to build a great sport because you’re trying to promote Red Bull. If you’re Ferrari, you have an enormous amount of sponsorship revenue that goes directly to you. That’s going to be much more impacted positively by great races. So thinking about balancing the team payments, so they’re a little more balanced and it creates more fairness, has to be weighed, in Ferrari’s mind, I would expect, by the fact that creating a great platform helps our sponsorship revenue, too, so there’s a give-and-take there.

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Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Liberty Media Corporation’s (“Liberty Media”) proposed acquisition of Formula 1 (“F1”) (the “proposed acquisition”), future business strategies for F1, the realization of expected synergies and benefits from the proposed acquisition, market potential, matters relating to changes in UK tax law, future financial prospects, and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, satisfaction of the conditions to the proposed acquisition and Liberty Media’s ability to realize the expected benefits of the proposed acquisition.  These forward-looking statements speak only as of the date of the foregoing communication, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this communication.

Additional Information

Nothing in the foregoing communication shall constitute a solicitation to buy or an offer to sell shares of Liberty Media’s Series C Liberty Media common stock or any other series of its common stock.  Liberty Media stockholders and other investors are urged to read the proxy statement (a preliminary filing of which has been made with the SEC) because it will contain important information relating to the proposed acquisition.  Copies of Liberty Media’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov).  Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in the Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed acquisition.  Information regarding the directors and executive officers of Liberty Media is available in its definitive proxy statement, which was filed with the SEC on July 8, 2016, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the proposed acquisition (a preliminary filing of which has been made with the SEC).  Free copies of these documents may be obtained as described in the preceding paragraph.